UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

October 16, 2015

      CELATOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54852	20-2680869
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 PrincetonSouth Corporate Center
Suite 180
Ewing, New Jersey	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On October 16, 2015, we entered into a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”) to sell shares of our common stock with aggregate gross proceeds of up to $20,000,000, from time to time, through an “at-the-market” equity offering program under which Cantor will act as sales agent.

Under the Sales Agreement, we will set the parameters for the sale of shares, including the number of shares to be issued, the time period during which sales are requested to be made, limitation on the number of shares that may be sold in any one trading day and any minimum price below which sales may not be made. Subject to the terms and conditions of the Sales Agreement, Cantor may sell the shares by methods deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made through the NASDAQ Capital Market, or any other existing trading market for the common stock or to or through a market maker. In addition, if expressly authorized by us, Cantor may also sell shares in privately negotiated transactions. Cantor will use commercially reasonable efforts in conducting such sales activities consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the NASDAQ Capital Market. The Sales Agreement may be terminated by us upon notice to Cantor or by Cantor upon notice to us, or at any time under certain circumstances, including but not limited to the occurrence of a material adverse change in us.

The Sales Agreement provides that Cantor will be entitled to compensation for its services in an amount equal to 3.0% of the gross proceeds from the sales of shares sold through Cantor under the Sales Agreement. We have no obligation to sell any shares under the Sales Agreement, and may at any time suspend solicitation and offers under the Sales Agreement. We have agreed in the Sales Agreement to provide indemnification and contribution to Cantor against certain liabilities, including liabilities under the Securities Act.

The shares will be issued pursuant to our shelf registration statement on Form S-3 (File No. 333-193720). We are filing a prospectus supplement (the “Prospectus Supplement”), dated October 16, 2015, with the Securities and Exchange Commission in connection with the offer and sale of the shares pursuant to the Sales Agreement.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

We are providing the following updated description of our business.

Pipeline Overview

We are a clinical stage biopharmaceutical company that is transforming the science of combination therapy, and developing products to improve patient outcomes in cancer. Our proprietary technology platform, CombiPlex®, enables the rational design and rapid evaluation of optimized combinations incorporating traditional chemotherapies as well as molecularly targeted agents to deliver enhanced anti-cancer activity. CombiPlex addresses several fundamental shortcomings of conventional combination regimens, as well as the challenges inherent in combination drug development, by identifying the most effective synergistic molar ratio of the drugs being combined in vitro, and fixing this ratio in a nano-scale drug delivery complex to maintain the optimized combination after administration and ensure its exposure to the tumor. Our pipeline includes lead product, CPX-351, a liposomal formulation of cytarabine:daunorubicin, for the treatment of acute myeloid leukemia, which we have named VYXEOSTM; CPX-1, a liposomal formulation of irinotecan:floxuridine for the treatment of colorectal cancer; a preclinical stage product candidate, CPX-8, a hydrophobic docetaxel prodrug nanoparticle formulation, being studied by the National Cancer Institute’s Nanotechnology Characterization Laboratory. We are advancing the CombiPlex platform and broadening its application to include molecularly targeted therapies. Areas of investigation include:

•	Combinations targeting signaling pathways associated with major cancer indications; and

•	Combinations of existing chemotherapeutics with molecularly targeted agents.

The four major studies for our lead product candidate, CPX-351, are:

•	Study 204 — Randomized Phase 2 Study of CPX-351 in Newly Diagnosed AML Patients, Age 60-75;

•	Study 205 — Randomized Phase 2 Study of CPX-351 in AML in First Relapse Patients, Age 18-65;

•	Study 206 — Phase 2 Pharmacokinetic and Pharmacodynamic Study of CPX-351, Patients Age 18-80; and

•	Study 301 — Randomized Phase 3 Study in Patients with High-Risk (Secondary) AML (sAML), Age 60-75.

Study 204 was intended to be a direct test of whether delivery of a fixed, synergistic ratio of two drugs (i.e., CPX-351) provided increased clinical efficacy over conventional administration of the same agents (i.e., which is a 7-day continuous infusion of cytarabine, combined with daunorubicin on days 1, 2 and 3, commonly referred to as the 7+3 regimen). This study is complete. In the overall population, in patients treated with CPX-351 the response rate increased by 30.3% (66.7% vs. 51.2%), the 60-day mortality was decreased by 67.8% (4.7% vs. 14.6%), median event-free survival increased by 225.0% (6.5 months vs. 2.0 months) and the median overall survival increased approximately 14.0% (14.7 months vs. 12.9 months). In sAML patients, the response rate increased by 82.0% (57.5% vs. 31.6%), the 60-day mortality decreased approximately 80.7% (6.1% vs. 31.6%), the median event-free survival increased approximately 3.5-fold (4.5 months vs. 1.3 months) and the median overall survival increased by 98.4% (12.1 months vs. 6.1 months).

Study 205 was a randomized Phase 2 clinical study designed to be a direct test of whether CPX-351 provides increased clinical efficacy over salvage therapies in first relapse AML patients age 18-65. This study is complete. In the overall population, CPX-351 resulted in a 20.8% relative increase in response rate (49.4% vs. 40.9%) compared to the control arm of salvage therapies, a 6.9% decrease in the 60-day mortality (14.8% vs. 15.9%), a 34.9% increase in median overall survival (8.5 months vs. 6.3 months) and an approximately 31.1% increase in 1-year survival rate (35.8% vs. 27.3%). For patients in the unfavorable risk category (68% of the overall population), CPX-351 resulted in a 42.4% relative increase in response rate (39.3% vs. 27.6%) compared to the control arm of salvage therapies, a 33.2% decrease in 60-day mortality (16.1% vs. 24.1%), a 57.1% increase in median overall survival (6.6 months vs. 4.2 months) and a higher 1-year survival rate of 177.7% (28.6% vs. 10.3%).

Study 206 is a Phase 2 pharmacokinetic and pharmacodynamics (“PK/PD”) study evaluating the effects of CPX-351 on cardiac repolarization in adult patients with acute hematologic malignancies, including AML and acute lymphoblastic leukemia. The open-label, single-arm, Phase 2 study is a thorough PK/PD assessment designed to measure the effects of CPX-351 on cardiac repolarization following the first induction cycle of CPX-351, and correlate changes in cardiac repolarization with plasma pharmacokinetic data for cytarabine and daunorubicin and their metabolites. The study began enrolling patients in August 2014 and achieved full enrollment in June 2015.

Study 301 is a randomized controlled Phase 3 study in patients with high risk (e.g. secondary) AML, with overall survival as the primary endpoint. This Phase 3 study has been undertaken to confirm the Study 204 clinical observations where CPX-351 provided the largest efficacy improvements in these patients and to provide the necessary data for product registration. This Phase 3 study is a multicenter, randomized, open-label study testing CPX-351 versus the current standard of care, conventional cytarabine and daunorubicin therapy (7+3). The Phase 3 clinical study is being conducted in patients 60 – 75 years of age who can tolerate intensive chemotherapy. Sites in the U.S. and Canada are participating in this study. This patient population is intended to be the first indication for which we are seeking regulatory approval. We achieved the following milestones related to this Phase 3 clinical study:

•	Study 301 enrolled the first patient in December 2012 and closed enrollment in November 2014.

•	In October 2014, we achieved the target enrollment, of 300 patients, in Study 301.

•	In December 2014, the independent Data and Safety Monitoring Board reviewed the first 225 patients randomized and recommended that the study continue as planned without any modifications.

•	In June 2015, we announced the final analysis of the induction response rate (CR+CRi), a secondary endpoint of the study. CPX-351 resulted in a 43.2% relative increase in induction response rate (47.7% vs. 33.3%) compared to the 7+3 control arm.

We expect the following milestones related to its Phase 3 clinical study (assuming a favorable result in the study):

•	Q1 2016 — Analysis of overall survival, the primary endpoint of the study.

•	Q3 2016 — New Drug Application (NDA) submission - U.S.

•	Q1 2017 — Marketing Authorisation Application (MAA) submission - Europe.

•	Q2 2017 — Prescription Drug User Fee Act (PDUFA) date - U.S. (assuming FDA grants priority review).

•	Q1 2018 — Committee for Medicinal Products for Human Use (CHMP) opinion - Europe.

AML accounts for 25 percent of all adult leukemias in the Western world, with the highest incidence rates occurring in the United States, Australia and Europe. AML is generally a disease of older adults, and the median age at the time of diagnosis is about 66 years. AML has one of the lowest survival rates of all leukemias. In 2015, the American Cancer Society’s Cancer Facts & Figures estimates 20,830 new cases and 10,460 deaths in the U.S. In Europe, the incidence is reported to be approximately 18,000 new cases. Secondary AML (sAML) is reported as 20-30% of the AML incidence and it is estimated as 40% of AML cases for persons age 60 or older. Median overall survival is estimated to be 9-12 months for AML patients; however, it is only estimated to be 6-7 months for sAML patients.

Published scientific literature and our own clinical experience suggests that response rate is the best available surrogate for overall survival and clinical benefit in AML patients. It should be noted that other factors can affect overall survival, such as, but not limited to, early mortality, response duration and subsequent treatment.

In addition to Study 301, there are a number of clinical studies either ongoing or planned, with estimated data availability dates. Timing of data availability is less certain when conducting investigator initiated or oncology cooperative group studies.

Company-sponsored studies:

•	Phase 2 High-risk AML patients; <60 years of age (planned)

•	Phase 2 AML patients who failed induction treatment; ≥18 years of age (planned)

Investigator-initiated studies:

•	Phase 2 Pre-conditioning prior to haplo cord blood hematopoietic stem cell transplant (ongoing, data expected Q2 - 2016)

•	Phase 2 Patients with High-risk Myelodysplastic Syndrome or newly diagnosed AML and high risk of induction mortality (ongoing, data expected Q2 - 2016)

•	Patients with High-risk Myelodysplastic Syndrome or AML after hypomethylating agent therapy (ongoing, data expected Q3 - 2016)

•	Patients with newly diagnosed AML and high risk of induction mortality (ongoing, data expected Q1 - 2017)

•	Pediatric and young adult patients with recurrent or refractory hematologic malignancies (ongoing, leading to a Children’s Oncology Group study)

•	Older patients with AML (≥ 60 years of age), previously untreated with intensive therapy, two cohorts, one in combination with gemtuzumab ozogamicin (planned, Q2 - 2017)

Cooperative Group studies:

•	Patients <60 years of age at high risk because of unfavorable features including an inadequate response to induction (first relapse) or adverse karyotype, etc. (planned, Q2 - 2021)

•	Relapsed or refractory AML in children (planned, Q4 - 2017)

The clinical development activities are designed to evaluate CPX-351 in other AML patient populations as well as other blood cancers. The studies are taking into consideration a variety of patient variables, including, but not limited to, age, suitability (or fitness) for intensive treatment, patients line of therapy (first line, relapse, and refractory).

AML is recognized as an orphan disease in the U.S and in Europe. We believe that the highly concentrated target audience allows Celator to commercialize CPX-351 in the U.S. with a small, focused infrastructure. According to a Health and Human Services report on stem cell transplants in AML, in 2013, 50 centers performed 20 or more transplants in AML patients and accounted for more than 70% of AML stem cell transplants. Twenty-three of those centers are participating in the Phase 3 clinical study.

We own worldwide development and commercialization rights to CPX-351. In 2008, the Food and Drug Administration (“FDA”), granted orphan drug designation to CPX-351 for the treatment of AML. In 2012, the European Commission granted orphan drug status to CPX-351 for the treatment of AML. In January 2015, the FDA granted fast track designation to CPX-351 for the treatment of elderly patients with sAML. We have been granted, or notified of allowance of, a number of key patents for CPX-351.

All of our potential products are in research and development phases. We have not generated any revenues from the sale of any such products, and we do not expect to generate any such revenues for at least the next several years. We have earned revenue from collaborative research and development agreements and milestone revenue through an agreement with The Leukemia & Lymphoma Society® (“LLS”). All product candidates that are in clinical testing or that we advance to clinical testing will require regulatory approval prior to commercial use, and will require significant costs for commercialization. We may not be successful in our research and development efforts, and we may never generate sufficient product revenue to be profitable.

CombiPlex Technology

Emerging evidence indicates that anti-cancer drug combinations can act synergistically, additively or antagonistically depending on the ratio of the agents being combined. While this relationship can be evaluated readily in vitro where drug ratios can be controlled, the translation of such information in vivo is complicated by the fact that the individual drugs administered as a conventional combination or drug “cocktail” may be distributed, metabolized and eliminated differently. This prevents control of the drug ratio following administration and may result in exposure of cancer cells to antagonistic drug ratios with a corresponding loss of therapeutic activity.

We developed our CombiPlex technology platform because the standard of care rarely takes advantage of the critical role that drug ratios may play in combination chemotherapy treatment. The ability to identify the ratio of drugs that will produce a synergistic benefit, and a technology that makes it possible to maintain and deliver that ratio in the body, could have a profound impact on combination therapy efficacy.

A distinguishing feature of our CombiPlex technology is the proprietary delivery vehicles developed to encapsulate and maintain drug combinations at the desired ratio after in vivo administration. Drug combinations used to treat cancer are often comprised of agents with very different chemical compositions and physical properties. Consequently, formulating drug combinations with such disparate features into a single pharmaceutical product that can release both drugs at the same rate in the body represents a significant technical challenge. We have developed proprietary delivery vehicles to encapsulate and maintain drug combinations at the desired ratio after in vivo administration.

We believe our scientists are experts in the development and assessment of lipid-based drug carriers. This expertise has been critical to the development of a novel liposome delivery technology capable of co-formulating multiple therapeutic agents. Specifically, cell-based screening assays have frequently identified synergistic drug combinations of agents with markedly different chemical attributes. In the simplest terms, one drug may be highly water soluble, while the other may exhibit low solubility in water but higher lipid solubility. In order to design a delivery system for such agents it is necessary to:

•	control the ratio of the drugs in the carrier when prepared;

•	maintain the ratio of the drugs in the carrier while circulating in the blood; and

•	ensure that the drugs are delivered to the tumor by the carrier and exposed at the synergistic ratio.

Our formulation scientists have been able to achieve this through manipulations of existing liposomal carriers as well as the development of proprietary drug loading methods and low-cholesterol liposome compositions, where two chemically diverse agents encapsulated within our proprietary liposomes provides controlled and simultaneous release of both drugs in the blood.

Not all anti-cancer drugs of interest to us will be compatible with liposome formulation approaches. While liposomes typically can be utilized with agents that exhibit some degree of water solubility, highly hydrophobic agents, such as the taxanes, are not well retained by the liposomes once in the body. This precludes maintenance of desired drug ratios for combinations containing such agents. Thus, we have focused research on the development of polymer and polymer-lipid hybrid nanoparticle systems for co-formulation of hydrophobic drugs including most molecularly targeted agents. This approach is less sensitive to the physicochemical properties of the original drug and allows for the co-formulation and coordinated in vivo release of multiple drugs with widely different properties from the same particle.

In addition to the development strategy described above, in order to enhance our future growth, we may seek, on an opportunistic basis, to pursue complementary or strategic acquisitions, licenses and investments to continue to drive growth.

Updated Risk Factor Disclosure

We are also updating the following Risk Factor:

We believe we have sufficient funds to conduct our current plan of operations into the second half of 2016. We will need to raise additional funding to complete the potential registration and commercialization of CPX-351, service and pay our debt obligations and enhance our liquidity.

We have $28.5 million in cash and cash equivalents as of June 30, 2015 and debt obligations under the Hercules Technology Growth Capital, Inc. (“Hercules”) term loan of $15.0 million and future interest payments. We believe we currently have the cash to meet estimated working capital requirements and fund operations into the second half of 2016. We will need to raise additional capital or identify other funding sources to:

•	complete the potential registration and commercialization of CPX-351;

•	fund additional clinical studies of CPX-351 and seek regulatory approvals;

•	expand our development activities;

•	implement additional internal systems and infrastructure;

•	build or access commercialization and additional manufacturing capabilities and supplies; and

•	service and pay our debt obligations, including the Hercules term loan, and otherwise pay our expenses and enhance our liquidity position.

Our future funding requirements and sources will depend on many factors, including but not limited to:

•	the rate of progress and cost of its clinical studies;

•	the need for additional or expanded clinical studies;

•	the timing, economic and other terms of any licensing, collaboration or other similar arrangement into which we may enter;

•	the costs and timing of seeking and obtaining FDA and other regulatory approvals;

•	the extent of our other development activities;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the effect of competing technological and market developments.

In the event we do not successfully raise funds in subsequent financing(s) or obtain funding from other sources, our product development and commercialization activities will necessarily be curtailed commensurate with the magnitude of the shortfall or may cease altogether and we may not be able to pay our debts on a timely basis. If our product development and commercialization activities are slowed or stopped, we will be unable to meet the timelines and projections set forth in the Form 10-K annual report or our other filings with the SEC. Failure to progress our product candidates as anticipated or pay our debts on a timely basis will have a negative effect on our business, future prospects and ability to obtain further financing on acceptable terms (if at all), and the value of the enterprise.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
1.1	Controlled Equity OfferingSM Sales Agreement dated October 16, 2015 between Celator Pharmaceuticals, Inc. and Cantor Fitzgerald & Co.
5.1	Opinion of Duane Morris LLP
23.1	Consent of Duane Morris LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred M. Powell
Fred M. Powell,
Vice President and Chief Financial Officer

 Date: October 16, 2015